Exhibit 99.177

State of California Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 2 paqe(s) is a full, true and correct copy of the original record in the custody of this office.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

JUL 1 9 2010

DEBRA BOWEN Secretary of State

Sec/State Form CE-109 (REV 01/2009)	osp 09 113643

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF NORTH VALLEY BANCORP

Michael J, Cushman and Leo J. Graham certify that:

    1.           They are the President and Secretary, respectively, of North Valley Bancorp, a California corporation.

    2.           Article Fourth of the Amended and Restated Articles of Incorporation of this corporation is amended, to read in full as follows:

    `“Fourth: Capitalization.

This corporation is authorized to issue two classes of shares designated “Common Stock,” and ‘‘Preferred Stock,” respectively. The number of shares of Common Stock authorized to be issued is 60,000,000, and the number of shares of Preferred Stock  authorized to be issued is 5,000,000. The Preferred Stock may be issued from time to  time in one or more series. The Board of Directors is authorized to fix the number of  shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights,  preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits and restrictions stated in any resolution or  resolutions of the Board of Directors originally fixing the number of shares constituting  any series, to increase or decrease (but not below the number of shares of such series then  outstanding) the number of shares of any such series subsequent to the issue of shares of  that series.”

    3.           The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

    4.           The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 903 of the Corporations Code. The total number of outstanding shares of common stock of this corporation is 7,495,817. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares.

Michael J. Cushman, President

Leo J. Graham, Secretary

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

Executed at Redding, California on July 19, 2010.

Michael J. Cushman, President

Leo J. Graham, Secretary